Exhibit 99.3

CONSENT OF EVERCORE GROUP L.L.C.

October 29, 2018

We hereby consent to (i) the inclusion of our opinion letter, dated June 28, 2018, to the Board of Directors of Akebia Therapeutics, Inc. (the “Company”) as Annex C to the Registration Statement on Form S-4 of the Company, which includes the joint proxy statement/prospectus (the Joint Proxy Statement/Prospectus) filed by the Company with the U.S. Securities and Exchange Commission on October 29, 2018, and relating to the proposed merger of a wholly owned subsidiary of the Company and Keryx Biopharmaceuticals, Inc. and (ii) the references to such opinion in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Francois Maisonrouge
Name:	Francois Maisonrouge
Title:	Senior Managing Director